EXHIBIT 14
                         ADDENDUM TO LOAN AGREEMENT

          This Addendum to the Loan Agreement (the "Addendum") is made and entered into on December 31, 2001 among Israel Bank Discount Ltd. (the "Bank"), Trefoil Gilat Investors, L.P. (the "Borrower") and Shamrock Holdings of California, Inc. ("Shamrock");

     WHEREAS, under a Loan Agreement dated as of August 24, 2000 among the Bank, the Borrower and Shamrock (the "Loan Agreement") the Bank disbursed to the Borrower the principal amount of US$16,250,000 in order to finance the purchase of the Notes as defined under the Loan Agreement;

     WHEREAS, on October 11, 2001 the Borrower executed (with the consent of the Bank) together with other creditors of Gilat, Gilat and the controlling shareholders of Gilat a Reorganization Plan of Gilat's debts to its significant creditors (the "Reorganization Plan");

     WHEREAS, under the Reorganization Plan the Borrower shall, at the Closing Date (as such term is defined under the Reorganization Plan), (i) shall be repaid on account of the Notes the sum of US$500,000 (value date as of June 30, 2001) (the "Initial Payment"), and (ii) convert the remaining Notes into shares of Gilat in accordance with the terms thereto (the "Gilat Shares");

     WHEREAS, immediately following the Closing Date and prior to the transfer of the Initial Payment by the Borrower to the Bank as prepayment on account of the Loan and accrued interest thereon, the outstanding balance of the Loan and accrued interest thereon shall be US$17,823,446 (value as of December 24, 2001);

     WHEREAS, the Borrower shall pledge on the Closing Date in the first degree pledge the Gilat Shares in favor of the Bank and shall cause the Gilat Shares to be registered in the name of the Trust Company, all in accordance with Clause 16(b) of the Loan Agreement in order to secure the outstanding balance of the Loan and accrued interest thereon; and

     WHEREAS, subject to the approval of the Reorganization Plan by the Tel Aviv District Court in accordance with Section 350 of the Companies Law, 1999, the receipt of the Initial Payment by the Bank, the registration of the Gilat Shares in the name of the Trust Company and the registration of a pledge in the first degree over the Gilat Shares by the Borrower in favor of the Bank, the parties wish to add or amend, as provided in this Addendum, the Loan Agreement.

NOW THEREFORE, the parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the same meaning as ascribed to them under the Loan Agreement.

2. On the Closing Date, the Borrower undertakes to (i) transfer the Initial Payment to the Bank for the prepayment of the Loan and accrued interest thereon in accordance with the amended Clause 17 of the Loan Agreement (as amended under Clause 9 herein), and (ii) execute a pledge in the first degree over the Gilat Shares, substantially in the form attached hereto as EXHIBIT A; provided, that the Trust Company has executed to the Borrower a proxy with respect to such pledged Gilat Shares, substantially in the form attached hereto as EXHIBIT B, and the Bank undertakes to (i) execute a notice to the Registrar of Pledges, substantially in the form attached hereto as EXHIBIT C, terminating the Bank's pledge over the Notes.

3.   Clause 7 of the Loan Agreement is hereby replaced with the following:

     "The principal of the Loan and the accrued interest thereon shall be repaid, unless otherwise provided in this Agreement, in one lump sum on December 31, 2006 (the "Maturity Date)."

4. Clause 9(a) of the Loan Agreement is hereby replaced with the following:

     "Interest on outstanding balance of the Loan shall be accrued (but not payable) every calendar quarter as from the drawdown of the proceeds of the Loan. Such period of a quarter shall be hereinafter referred to as an "Interest Period", except for the First Interest Period which shall commence on the Disbursement Date and terminate on the last day of the then current calendar quarter."

5.   Clause 12 of the Loan Agreement is hereby replaced with the following:

     "To secure the due performance of all the obligations of the Borrower under this Agreement, the Borrower hereby pledges the shares of Gilat resulting from the conversion of the Notes (the "Gilat Shares") in a first degree pledge and assigns to the Bank by way of charge all its rights (subject to the obligations) under the Purchase Agreement, the Registration Agreement and the Reorganization Plan (the "Pledge").

6. Clause 13(d) of the Loan Agreement is hereby deleted and replaced by Clause 13(e), which shall become Clause 13(d), and the following Sub-Clauses are hereby added to Clause 13 of the Loan Agreement:

     "e. The Borrower undertakes that any distributions of dividends to the Borrower with respect to the Gilat Shares shall be used to prepay the Loan and accrued interest thereon in accordance with the amended Clause 17 of the Agreement.

     f. The Borrower hereby assigns to the Bank any rights and claims it may have in connection with the Notes not being subordinated to Gilat's debt to the First International Bank of Israel Ltd., Bank Hapoalim B.M. or Bank Leumi Le'Israel B.M. (the "Rights and Claims"). Accordingly, the Bank and/or any person or corporation acting on behalf of the Bank and the Bank's attorneys (the "Attorneys") shall be entitled to pursue, demand or use any means available under the law in order to realize the Rights and Claims, without any further authority being required from the Borrower, and the Borrower undertakes to employ its best efforts to assist the Attorneys. The Borrower shall submit a law suit to enforce such Right and Claims for the benefit of the Bank in any court of law should the Bank or the Attorneys shall decide it is necessary (according to their sole discretion); provided, however, that the Borrower shall be represented by the Attorneys representing the Bank; and further provided, that the Bank shall pay the costs and expenses incurred in connection with such submission immediately when such expenses are incurred and that the Bank shall undertake in writing to indemnify the Borrower with respect to any such costs and expense as a result of such submission."

     g. The Borrower undertakes to exercise reasonable efforts to prepay the Loan and accrued interest thereon prior to the Maturity Date, provided, however, that the Borrower, its general partner and/or Shamrock shall not have any obligation to transfer any additional funds to the Bank in order to generate the money necessary to prepay the Loan and accrued interest thereon.

     h. The Borrower undertakes that upon the full repayment of the Loan and any accrued interest thereon in accordance with the provisions of this Agreement and following the discharge and release of the Pledge and delivery of the remaining Gilat Shares to the Borrower (the "Remaining Gilat Shares"), the Borrower shall pay to the Bank a commission in the amount of 30% (thirty percent) of the "Net Profit" (the "Commitment Amount"). For the purposes hereof "Net Profit" shall mean proceeds received by the Borrower from any bona fide third party in an arm's length transaction as consideration for the sale of the Remaining Gilat Shares or any part thereof (whether through the NASDAQ trading systems or not) and dividends received as holder of the Remaining Gilat Shares (the "Sale"), minus (i) the sum of US$8,750,000 (Eight Million, Seven Hundred and Fifty Thousand United States Dollars); (ii) all gross-up of withholding taxes, if any; and
          (iii) any and all fees and expenses paid or incurred by the Borrower or by Shamrock for the benefit of the Borrower, including fees and expenses paid to officers of the Borrower, if so paid in connection with the Loan, the Sale and the transactions contented hereby, minus any Management Fees or directors fees the Borrower or Shamrock received from Gilat; provided, however, that the accumulative amount of all of the fees and expenses of any kind under this Sub-Clause (iii) shall not exceed the lower of (x) US$20,000 per annum or (y) an aggregate amount of US$100,000.

          The Borrower undertakes to provide the Bank with all relevant information regarding the consideration received under any Sale and any out of pocket recorded fees and expenses incurred in connection therewith.

          Shamrock hereby guarantees the due and punctual payment of the Commitment Amount by the Borrower when such Commitment Amount is due and not paid by the Borrower.

          The Borrower undertakes to sell the Remaining Gilat Shares pursuant to a written request of the Bank made not earlier than one year after the repayment of the Loan and any accrued interest thereon; provided, however, that the Net Profit pursuant to such sale shall be positive; and further provided, that the Borrower shall have the right in its sole discretion instead of the execution of such request to pay the Bank the Commitment Amount, if any, as if the sale pursuant to such request was made on the average market price three trading days immediately prior to such written request of the Bank and the Bank's rights under this Agreement with respect to the Gilat Shares deemed sold shall terminate.

          Without derogating any of the Bank's rights in the previous paragraph, it is understood and agreed that the parties' intent is to sell the Remaining Gilat Shares and the Borrower undertakes to employ its best efforts to accomplish such intention subject to market conditions and to the benefit of the parties to this Agreement."

     (i) Up to the Maturity Date, the Borrower undertakes to employ its reasonable efforts to elect the majority of the board of directors of Gilat.

7.   Clause 15(f) is hereby added to Clause 15 of the Loan Agreement:

     "(f) Borrower hereby undertakes to provide the Bank with any of the information and documents provided by Gilat to it as a shareholder and to employ its reasonable efforts to cause Gilat to provide the Bank with any of the information and documents provided to the other parties to the Reorganization Plan under
          Section 6 of the financial covenants agreement attached hereto as EXHIBIT D (the "Covenants Agreement").

8. Clause 16(a) of the Loan Agreement is hereby replaced with the following:

     "a. Notwithstanding clause 12 of this Agreement, the Bank shall be entitled from time to time to sell any of the Gilat Shares even though an Event of Default has not occurred; provided, however, that such sale shall be in accordance with the restrictions and/or provisions of any applicable law, rules, regulations, and requirements of all foreign, national, departmental and municipal governments including rules and regulations of any applicable stock exchange.

          The Borrower undertakes to give to the Trust Company any instructions necessary under the Trust Agreement in order to execute the sale of the Gilat Shares under this Sub-Clause 16(a) and to employ its best efforts to facilitate such sale, including the registration of the Gilat Shares on the NASDAQ pursuant to
          Section 16.6 of the Reorganization Plan or otherwise; subject to any applicable law and market conditions.

          The net amount received from the sale of the shares by the Bank (after taxes and expenses) will be applied to the prepayment of the Loan and the pro-rate portion of accrued interest thereon; provided, however, that in the event that the amount actually received as consideration for the sale of such shares is lower than an amount which reflects a percentage of the outstanding Loan and the interest accrued thereon which corresponds to the ratio between the total number of the Gilat Shares sold to the total number of the Gilat Shares pledged to secure the repayment of the Loan (the "Pro-Rata Amount") (i.e., if 20% of the number of the Gilat Shares pledged are sold, then 20% of the outstanding amount of the Loan and the accrued interest thereon is the Pro-Rata Amount), than, the prepaid amount of the Loan and the interest accrued thereon shall be deemed to be the Pro-Rata Amount and the amount of the Loan and any accrued interest thereon shall be reduced accordingly. For the avoidance of any doubt, in the event of any sale of the Gilat Shares by the Bank pursuant to an Event of Default, the calculation of the Pro-Rata Amount shall not be applied and the proceeds from the sale of the Gilat Shares shall be applied to the repayment of the Loan in accordance with the amended Clause 17 of this Agreement."

9. Clause 16(c) of the Loan Agreement is hereby replaced with the following:

     "c. Notwithstanding Clause 13(d) of the amended Agreement, in the event Gilat shall pay the Borrower, Shamrock or any of their affiliates or officeholders, management fees or any other amount for any purpose, including in consideration for services granted to Gilat (collectively, the "Management Fees"), the Borrower shall use 75% of the Management Fees to prepay the Loan and accrued interest thereon in accordance with the amended Clause 17 of this Agreement and shall be entitled use at its discretion the remaining Management Fees."

10.  Clause 17 of the Loan Agreement is hereby replaced with the following:

          "The Borrower shall be entitled at any time, without premium or penalty, to prepay the Loan in whole or in part, together with the interest accrued thereon on the amount prepaid; provided, however, that the Borrower has given the Bank not less than two
          (2) business days prior written notice, which shall be irrevocable and effective only upon receipt. Without derogating any of the Bank's rights under Clauses 13(h) and subject to Clause 16(a) of this Agreement, any prepayment (whether by the Borrower or pursuant to the sale of the Gilat Shares or any part thereof) shall firstly be applied against any interest accrued on the Loan and secondly against the Loan. No amount prepaid may be redrawn."

11. Clauses 18(e) and 18(f) of the Loan Agreement are hereby replaced with the following:

     "e. Any breach of the financial covenants that Gilat shall make under Clause 5(a), (b) and (c) of the Covenants Agreement; provided, however, that any such material breach under this Clause 18(e) has occurred after 18 months have elapsed as of the Closing Date.

     f. Any declaration of an event of default or an acceleration of Gilat's debts by any of the other parties to the Reorganization Plan.

     g. Any of the events mentioned in sub-clauses (c) and (d) shall apply to Gilat."

12. Any provision in any Loan Agreement or the Documents not amended herein shall continue in force, as applicable. For avoidance of any doubt, the Documents shall continue to be in effect, unless amended herein, and shall apply with respect to the Gilat Shares mutatis mutandis.

                                   *  *  *

     IN WITNESS WHEREOF, the parties have caused this Addendum to the Loan Agreement to be duly executed and delivered as of the date first date written above.



Israel Discount Bank Ltd.

By: /s/ Orit Alster
    ----------------------
Name:   Orit Alster
Title:

By: /s/ Yeshayau Zeevi
    ----------------------
Name:   Yeshayau Zeevi
Title:

Shamrock Holdings of California, Inc.

By: /s/ Robert G. Moskowitz
    -----------------------
Name:   Robert G. Moskowitz
Title:  Executive Vice President and Secretary


Trefoil Gilat Investors, L.P.

By:  Trefoil Gilat, Inc.
      its General Partner

By: /s/ Robert G. Moskowitz
    -----------------------
Name:   Robert G. Moskowitz
Title:  Vice President